PROMISSORY NOTE (“NOTE”)

Principal Amount $45,000.00	San Clemente, California Date Made: August 8th, 2013 (the “Note Effective Date”) Maturity Date: August 7th, 2014 (the “Maturity Date”)

For value received, Monster Arts, Inc., a Nevada corporation with a principal business address located at 117 Calle de Los Molinos, San Clemente, CA 92672, facsimile no. 949-266-5597 (attn.: Wayne Irving II, CEO) (hereinafter, the “Maker”), hereby promises to pay to the order of Iconosys, Inc., a California corporation with a principal business address located at 117 Calle de Los Molinos, San Clemente, CA 92672, facsimile no. 949-315-4325 (attn.: Ryan Foland, COO) (the “Holder”), the Principal Amount (as defined below) on or before the Maturity Date, together with accrued but unpaid interest thereon in the manner and at the rate provided herein. All payments hereunder shall be made by either personal delivery of funds, registered mail to such office or agency as the Holder shall have designated by written notice to the Maker or in such other form as otherwise agreed to by the parties. Maker further agrees:

Section 1.         Principal Amount. The principal amount of this Note shall be Forty-five Thousand Dollars ($45,000.00).

Section 2.         Interest Rate.

A.           Interest shall accrue on the outstanding Principal Amount as of the Note Effective Date at a rate of [four] percent (4%) simple interest per annum (the “Interest Rate”), and shall be computed on the basis of a year of 360 days. Principal and interest hereunder shall be payable in one lump sum on the Maturity Date as set forth above.

B.            All agreements between Holder and Maker are expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to Holder for the use, forbearance, or detention of the indebtedness evidenced by this Note exceed the maximum amount permissible under applicable law. If from any circumstance Holder should ever receive as interest an amount that would exceed the highest lawful rate, such amount as would be excessive interest shall be applied to the reduction of the principal amount owing under this Note and not to the payment of interest.

Section 3.         Prepayment and Payments.

A.           Without prior written notice to the Holder, the Maker may prepay all or any part of this Note at any time after Note Effective Date and prior to the Maturity Date and without penalty, together with accrued interest on the Principal Amount so prepaid. Maker acknowledges and agrees that any prepayment made pursuant to this Section 3A shall be applied first to the accrued and unpaid interest under this Note and second, to principal.

B.            Except as expressly stated herein to the contrary, payments received by the

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Holder shall be applied in the following order: (1) to amounts due the Holder other than for interest and/or principal under this Note, (2) interest currently due and payable on this Note (including any interest on overdue principal) and (3) to principal amounts on this Note then due and payable.

Section 4.         Default. Each of the following will constitute an event of default (“Event of Default”) under this Note:

A.           The Maker shall fail to pay when due (whether by acceleration or otherwise) principal or interest on this Note, and such default shall have continued for a period of thirty (30) days; or

B.            The Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of all or substantially all of its property, (ii) make a general assignment for the benefit of creditors, (iii) admit in writing its inability, or be generally unable to pay its debts as they become due, (iv) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition or take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy law or (viii) take any action for the purpose of effecting any of the foregoing.

Upon the occurrence of an Event of Default, the Holder may, at its option and without further demand on or notice to the Maker, declare the Note immediately due and payable, including any accrued interest, and may exercise all rights and remedies available to the Holder under law or in equity.

If an Event of Default occurs under this Note and this Note is placed in the hands of an attorney or collections company for collection or is collected through any courts including, without limitation, bankruptcy court, then Maker shall be liable for any and all costs and expenses of collection to the fullest extent allowed by the applicable law of the State of California, including, without limitation, attorney’s fees and legal costs.

Section 5.         Waivers. The Maker hereby waives presentment, protest and all notices (of nonpayment, dishonor, protest, demand and otherwise) in connection with the delivery, acceptance, performance, default, acceleration or enforcement of this Note to the fullest extent permitted by applicable law. Other than pursuant to a writing executed by Holder, no failure to exercise any right of the Holder with respect to this Note, nor any delay in, or waiver of, the exercise thereof, shall impair any such right or be deemed to be a waiver thereof.

Section 6.         Assignment of Note. Maker may not assign or transfer this Note or any of its obligations under this Note to a third party without the prior written consent of Holder. This Note is assignable by Holder.

Section 7.         Jurisdiction. The parties hereto each hereby irrevocably submits to the jurisdiction of any California state or Federal court sitting in Orange County, California in any action or proceeding arising out of or relating to this Note, and the parties each hereby agrees that all claims in respect of such action or proceeding may be heard and determined in such

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California state or Federal court. The parties each hereby waive, to the fullest extent each of them may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, or to the laying of venue of any action. Service of a summons, complaint or any other process may be made by mail or by delivering a copy of such process to Maker or Holder. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 8.         Miscellaneous.

A.           This Note and each of the provisions hereof shall be binding upon each of the successors and permitted assigns of the Maker.

B.            This Note is transferable, only subject to the terms and conditions of Section 6 above and upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the Holder or its attorney duly authorized in writing.

C.            This Note may be altered only by written agreement signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought. This Note may not be modified by an oral agreement, even if supported by new consideration.

D.            This Note constitutes a final written expression of all the terms of the agreement between the parties regarding the subject matter hereof, is a complete and exclusive statement of those terms, and supersedes all prior and contemporaneous agreements, understandings, and representations between the parties. If any provision or any word, term, clause, or other part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note shall not be affected and shall remain in full force and effect. The subject headings of the sections or paragraphs of this Note are included for purposes of convenience and reference only and shall not be deemed to explain, modify, limit, amplify or aid in the meaning, construction or interpretation of any of the provisions of this Note.

E.            This Note is made and delivered in San Clemente, California, and shall be governed by and interpreted in accordance with the internal laws of the State of California without giving effect to conflict of laws principles thereof, and shall not be construed strictly against the drafter hereof.

F. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States of America) or by Federal Express, Express Mail, or nationally recognized overnight delivery or courier service, or delivered in person or by facsimile, in each case to the appropriate addresses and facsimile numbers set forth above in the initial paragraph of this Note (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 8(F)). Such addresses and/or facsimile numbers may be changed by notice given as provided in this Section 8(F). Notices shall be effective upon the date of receipt; provided, however, that (i) notice sent via facsimile shall be deemed effective upon the date indicated on

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proof of transmittal, (ii) notice sent via overnight delivery shall be deemed effective two (2) business days after deposit with such delivery service, and (iii) notice sent by U.S. certified mail shall be deemed effective five (5) business days after deposit with the U.S. mail.

G. This Note is hereby issued by Maker in connection with that certain Asset Purchase and Domain Name, Web Site Content and Trademark Assignment Agreement entered into as of the Note Effective Date by and between the Holder and the Maker (the “APA”) and as partial consideration for Maker’s purchase of the TAVG Assets (as defined in the APA).

[signature page to follow]

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Duly executed and delivered as of the Note Effective Date.

MAKER:

Monster Arts, Inc., a Nevada corporation

By: __________________________

Name: Wayne Irving II

Title: CEO and Chairman

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